Filed Pursuant to Rule 424(b)(3)

Registration No. 333-286709

ARES STRATEGIC INCOME FUND

SUPPLEMENT NO. 15 DATED OCTOBER 23, 2025

TO THE PROSPECTUS DATED APRIL 23, 2025

This prospectus supplement (“Supplement”) contains information that amends, supplements or modifies certain information contained in the accompanying prospectus of Ares Strategic Income Fund (the “Fund”), dated April 23, 2025 (as amended and supplemented to date, the “Prospectus”). This Supplement is part of and should be read in conjunction with the Prospectus. Unless otherwise indicated, all other information included in the Prospectus, or any previous supplements thereto, that is not inconsistent with the information set forth in this Supplement remains unchanged. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

Effective immediately, the Prospectus is updated to include the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 23, 2025 (the “Form 8-K”). The Form 8-K is attached to this Supplement as Appendix A.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus included herein is a combined prospectus that relates to (i) the Registration Statement (File No. 333-264145), dated April 5, 2022, as amended, previously filed by the Fund on Form N-2 (the “Prior Registration Statement”) and (ii) the Registration Statement (File No. 333-286709), dated April 23, 2025, as amended, previously filed by the Fund on Form N-2. This Supplement also constitutes a supplement to the Prior Registration Statement.

Appendix A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 21, 2025

ARES STRATEGIC INCOME FUND

(Exact Name of Registrant as Specified in Charter)

Delaware	814-01512	88-6432468
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue, 44th Floor, New York, NY		10167
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 750-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Amendment No. 1 to the BNP Funding Facility

On October 21, 2025 (the “Amendment Effective Date”), Ares Strategic Income Fund (the “Fund”) and ASIF Funding III, LLC, a wholly owned subsidiary of the Fund (the “Borrower”), entered into the First Amendment to the Revolving Credit and Security Agreement and Termination Agreement (the “BNP Funding Facility Amendment”), by and among the Borrower, BNP Paribas (“BNP”), as administrative agent and lender, the Fund, as equityholder and servicer, and U.S. Bank Trust Company, National Association (“U.S. Bank”), as collateral agent, to amend the Revolving Credit and Security Agreement, dated as of November 26, 2024 (as amended, the “BNP Funding Facility”), by and among the Borrower, the Fund, as equityholder and servicer, the lenders from time to time parties thereto, BNP, as administrative agent, and U.S. Bank, as collateral agent.

The BNP Funding Facility Amendment, among other things, (a) increased the aggregate commitments under the BNP Funding Facility from $500 million to $1 billion; (b) extended the reinvestment period for the BNP Funding Facility from November 26, 2027 to October 21, 2028; (c) extended the stated maturity date for the BNP Funding Facility from November 26, 2028 to October 21, 2029; and (d) adjusted the interest rate charged on the BNP Funding Facility from (x) Secured Overnight Financing Rate (“SOFR”) plus a margin of (i) 1.40% during the reinvestment period and (ii) 2.40% following the reinvestment period to (y) SOFR plus a margin of (i) 1.30% during the reinvestment period and (ii) 2.30% following the reinvestment period. In addition, pursuant to the BNP Funding Facility Amendment, among other fees, the Borrower is required to pay, from and after the three-month anniversary of the Amendment Effective Date, a commitment fee of up to 0.70% per annum on any excess unused portion of the BNP Funding Facility. The other terms of the BNP Funding Facility remained materially unchanged.

Borrowings under the BNP Funding Facility are subject to the BNP Funding Facility’s various covenants and leverage restrictions contained in the Investment Company Act of 1940, as amended.

The description above is only a summary of the material provisions of the BNP Funding Facility Amendment and is qualified in its entirety by reference to the copy of the BNP Funding Facility Amendment, which is filed as Exhibit 10.1 to this current report on Form 8-K and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

10.1	First Amendment to the Revolving Credit and Security Agreement and Termination Agreement, dated as of October 21, 2025, among ASIF Funding III, LLC, as borrower, BNP Paribas, as administrative agent and lender, Ares Strategic Income Fund, as equityholder and servicer, and U.S. Bank Trust Company, National Association, as collateral agent.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES STRATEGIC INCOME FUND

Date: October 23, 2025

	By:	/s/ Scott C. Lem
	Name:	Scott C. Lem
	Title:	Chief Financial Officer and Treasurer

Exhibit 10.1

EXECUTION VERSION

This FIRST AMENDMENT TO THE REVOLVING CREDIT AND SECURITY AGREEMENT AND TERMINATION AGREEMENT (this “Amendment and Termination”), dated as of October 21, 2025 (the “First Amendment Date”), is entered into by and among ASIF FUNDING III, LLC, a Delaware limited liability company, as borrower (the “Borrower”), BNP PARIBAS (“BNP”), as administrative agent for the Secured Parties (in such capacity, the “Administrative Agent”) and as Lender, ARES STRATEGIC INCOME FUND, a Delaware statutory trust, as Equityholder (in such capacity, the “Equityholder”) and as servicer (in such capacity, the “Servicer”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as collateral agent for the Secured Parties (as hereinafter defined) (in such capacity, the “Collateral Agent”).

WHEREAS, the Borrower, the lenders from time to time party thereto, the Administrative Agent, the Equityholder, the Servicer and the Collateral Agent, are party to the Revolving Credit and Security Agreement, dated as of November 26, 2024 (as may be amended from time to time prior to the date hereof, the “Revolving Credit Agreement”);

WHEREAS, the parties hereto desire to amend the Revolving Credit Agreement, in accordance with Section 13.01(b) of the Revolving Credit Agreement subject to the terms and conditions set forth herein;

WHEREAS, BNP, in its capacity as Administrative Agent and as a Lender, the Borrower and the Servicer are party to that certain Lender Fee Letter Relating to the Revolving Credit and Security Agreement (the “Lender Fee Letter”) dated November 26, 2024; and

WHEREAS, BNP, the Borrower and the Servicer desire to terminate the Lender Fee Letter.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1.         Defined Terms. Terms used but not defined herein have the respective meanings given to such terms in the Revolving Credit Agreement, as amended hereby.

ARTICLE II

Amendments to Revolving Credit Agreement

SECTION 2.1.         As of the First Amendment Date, the Revolving Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages attached as Appendix A hereto.

SECTION 2.2.         As of the First Amendment Date, the Schedules to the Revolving Credit Agreement are hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages attached as Appendix B hereto.

SECTION 2.3.         As of the First Amendment Date, the Exhibits to the Revolving Credit Agreement are hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages attached as Appendix C hereto.

SECTION 2.4.         The Lender Fee Letter is hereby terminated and deemed to be of no further force and effect as of the First Amendment Date.

ARTICLE III

Representations and Warranties

SECTION 3.1.         The Borrower and the Servicer hereby represent and warrant to the Administrative Agent and the Lender that, as of the First Amendment Date, (i) no Default or Event of Default has occurred and is continuing and (ii) the representations and warranties of the Borrower, the Servicer and the Equityholder contained in Sections 4.01 and 4.02 of the Revolving Credit Agreement, as amended hereby, are true and correct in all material respects on and as of the First Amendment Date (other than any representation and warranty that is made as of a specific date).

ARTICLE IV

Conditions Precedent

SECTION 4.1.         This Amendment and Termination will be effective upon the satisfaction of each of the following conditions:

(a)            the execution and delivery of this Amendment and Termination by the parties hereto;

(b)            the Administrative Agent has received satisfactory evidence that the Borrower has obtained all required consents and approvals of all Persons to the execution, delivery and performance of this Amendment and Termination and the consummation of the transactions contemplated hereby;

(c)            all fees due and owing to the Administrative Agent and each Lender on or prior to the First Amendment Date have been paid; and

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(d)            the Administrative Agent has received a legal opinion of Latham & Watkins LLP, counsel to the Borrower, covering such matters as the Administrative Agent has reasonably requested.

ARTICLE V
Miscellaneous

SECTION 5.1.         Governing Law. THIS AMENDMENT AND TERMINATION AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT AND TERMINATION AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED ON ANY FACILITY DOCUMENT (EXCEPT, AS TO ANY OTHER FACILITY DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.2.         Severability of Provisions. Any provision of this Amendment and Termination which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 5.3.         Ratification. Except as expressly amended hereby, the Revolving Credit Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof will remain in full force and effect. When effective, this Amendment and Termination will form a part of the Revolving Credit Agreement for all purposes.

SECTION 5.4.         Counterparts. This Amendment and Termination may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement. Delivery of an executed signature page of this Amendment and Termination by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Amendment and Termination shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature, (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC  (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

3

SECTION 5.5.         Headings. The headings of the Articles and Sections in this Amendment and Termination are for convenience of reference only and are not deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 5.6.         Direction to Execute. The Administrative Agent hereby authorizes and directs the Collateral Agent to execute this Amendment and Termination.

[Signature Pages Follow]

4

IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Termination to be duly executed as of the First Amendment Date.

ASIF FUNDING III, LLC, as Borrower

By:	/s/ Scott C. Lem
	Name:	Scott C. Lem
	Title:	Chief Financial Officer and Treasurer

[Signature Page to First Amendment to Revolving Credit and Security Agreement and Termination Agreement]

ARES STRATEGIC INCOME FUND, as Equityholder and as Servicer

By:	/s/ Scott C. Lem
	Name:	Scott C. Lem
	Title:	Chief Financial Officer and Treasurer

[Signature Page to First Amendment to Revolving Credit and Security Agreement and Termination Agreement]

BNP PARIBAS, as Administrative Agent and a Lender

By:	/s/ Vincent Vernet
	Name:	Vincent Vernet
	Title:	Managing Director

By:	/s/ Sarah Wang
	Name:	Sarah Wang
	Title:	Managing Director

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Ralph J. Creasia Jr.
	Name:	Ralph J. Creasia, Jr.
	Title:	Senior Vice President

APPENDIX A

EXECUTION VERSION

(Conformed through First Amendment)

REVOLVING CREDIT AND SECURITY AGREEMENT

among

ASIF FUNDING III, LLC,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

BNP PARIBAS,

as Administrative Agent,

ARES STRATEGIC INCOME FUND,

as Equityholder,

ARES STRATEGIC INCOME FUND,

as Servicer,

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Collateral Agent

Dated as of November 26, 2024

TABLE OF CONTENTS

-i-

SCHEDULES

Schedule 1	~~Initial~~ Individual Lender Maximum Funding Amounts and Percentages
Schedule 2	[Reserved]
Schedule 3	Initial Collateral Assets
Schedule 4	Industry Groups
Schedule 5	Notice Information
Schedule 6	Authorized Signatories
Schedule 7	Diversity Score
Schedule 8	Moody’s RiskCalc
Schedule 9	[Reserved]
Schedule 10	Moody’s Rating Definition
Schedule 11	S&P Rating Definition

-ii-

REVOLVING CREDIT AND SECURITY AGREEMENT

REVOLVING CREDIT AND SECURITY AGREEMENT, dated as of November 26, 2024, among ASIF FUNDING III, LLC, a Delaware limited liability company, as borrower (the “Borrower”), the LENDERS from time to time party hereto, BNP PARIBAS (“BNP”), as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, the “Administrative Agent”), ARES STRATEGIC INCOME FUND, a Delaware statutory trust, as Equityholder (in such capacity, the “Equityholder”) and as servicer (in such capacity, the “Servicer”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (“U.S. Bank”), as collateral agent for the Secured Parties (as hereinafter defined) (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower desires that the Lenders make advances on a revolving basis to the Borrower on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, each Lender is willing to make such advances to the Borrower on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS

Section 1.01         Definitions. As used in this Agreement, the following terms shall have the meanings indicated:

“Account Control Agreement” means that certain Account Control Agreement, dated as of the Closing Date, among the Borrower, the Servicer, the Collateral Agent and U.S. Bank National Association, as Securities Intermediary, which agreement relates to the Covered Accounts.

“Adjusted Principal Balance” means, for any Eligible Collateral Asset, as of any date of determination, an amount equal to the Asset Value of such Eligible Collateral Asset as of such date multiplied by the Principal Balance of such Eligible Collateral Asset as of such date; provided that, the parties hereby agree that the Adjusted Principal Balance of any Ineligible Collateral Asset as of such date of determination shall be zero.

“Administrative Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Agent” or “Agents” means the Administrative Agent and the Collateral Agent, collectively or individually, as the context requires.

“Aggregate Adjusted Collateral Balance” means, as of any date of determination, an amount equal to the sum of the Dollar Equivalent of the Adjusted Principal Balances of all Collateral Asset in the Collateral (including each potential Collateral Asset that the Borrower has entered into a binding commitment to purchase that has not yet settled) on such date, after giving effect to all Collateral Asset added to and removed from the Collateral on such date.

“Aggregate Net Collateral Balance” means, as of any date of determination, the Aggregate Adjusted Collateral Balance minus the Excess Concentration Amount, in each case, as of such date of determination.

“Aggregate Principal Balance” means, when used with respect to all or a portion of the Collateral Asset, the sum of the Principal Balances of all or of such portion of such Collateral Asset.

“Agreement” means this Revolving Credit and Security Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“AML Applicable Laws” has the meaning assigned to such term in Section 13.15(a).

“Applicable Index” means, the SOFR Rate or any other successor index pursuant to the terms of this Agreement.

“Applicable Law” means, for any Person, any Law of any Governmental Authority, including all federal and state banking or securities laws, to which the Person in question is subject or by which it or any of its assets or properties are bound.

“Applicable Margin” means, as of any date of determination, a rate per annum equal to:

(a)            except as set forth in the following clause (b), (x) from the Closing Date to and including the first Payment Date following the First Amendment Effective Date, (i) at all times on or prior to the last day of the Reinvestment Period, 1.40%, and (ii) at all times following the last day of the Reinvestment Period, 2.40%~~; and~~ and (y) after the first Payment Date following the First Amendment Effective Date, (i) at all times on or prior to the last day of the Reinvestment Period, 1.30%, and (ii) at all times following the last day of the Reinvestment Period, 2.30%; and

(b)            after the occurrence and during the continuance of an Event of Default, the applicable incremental per annum rate described in clause (a) of this definition, plus 200 basis points (2.0%).

the immediately succeeding Collection Period Start Date or, in the case of the Collection Period immediately preceding the Final Maturity Date or the Collection Period immediately preceding an optional prepayment in whole of the Advances, ending on the day preceding the Final Maturity Date or the date of such prepayment, respectively.

“Collection Period Start Date” means the first calendar day of January, April, July and October of each year (or, if any such date is not a Business Day, the immediately succeeding Business Day), commencing in January 2025.

“Collections” means all cash collections, distributions, payments or other amounts received, or to be received, by the Borrower from any Person in respect of any Collateral Asset constituting Collateral, including all principal, interest, fees, distributions and redemption and withdrawal proceeds payable to the Borrower under or in connection with any such Collateral Assets and all Proceeds from any sale or disposition of any such Collateral Assets, but excluding (a) any amounts received by the Borrower from or on behalf of an Obligor in respect of such Collateral Asset following the sale of such Collateral Asset by the Borrower which amounts the Borrower is required to pay to the purchaser of such Collateral Asset, so long as such amounts are not included in the net proceeds reported to be received by the Borrower from such sale, and (b) any amounts in respect of indemnities received by the Borrower but owing to parties other than the Borrower in accordance with the Related Documents for any Collateral Asset.

“Competent Authority” has the meaning given to it in the Securitisation Regulation.

“Compounded SOFR” has the meaning set forth in Schedule 16, provided that, in the event that the rate as so determined above shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.

“Concentration Calculation Amount” means (1) from the Closing Date to but excluding the First Amendment Effective Date, (a) for the first six (6) months following the Closing Date, the greater of (x) $200,000,000 and (y) the sum of (i) the Aggregate Adjusted Collateral Balance and (ii) the Dollar Equivalent of amounts in the Principal Collection Account and (b) thereafter, the sum of (i) the Aggregate Adjusted Collateral Balance and (ii) the Dollar Equivalent of amounts in the Principal Collection Account (after giving effect to any proposed purchase of Collateral Assets). and (2) on and after the First Amendment Effective Date, (a)  for the first three (3) months following the First Amendment Effective Date, the greater of (x) $700,000,000 and (y) the sum of (i) the Aggregate Adjusted Collateral Balance and (ii)  the Dollar Equivalent of amounts in the Principal Collection Account (after giving effect to any proposed purchase of Collateral Assets) and (b) thereafter, the sum of (i) the Aggregate Adjusted Collateral Balance and (ii) the Dollar Equivalent of amounts in the Principal Collection Account (after giving effect to any proposed purchase of Collateral Assets).

“Concentration Limitations” means, as of any date of determination, the following limitations (calculated without duplication) as applied to the Adjusted Principal Balances of the relevant Eligible Collateral Assets owned (or, in relation to a proposed purchase rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Excluded Affiliate” means any portfolio company of (x) the Servicer, (y) the Equityholder or (z) any Affiliate thereof, as applicable, that is not consolidated on the financial statements of the Servicer or the Equityholder, as applicable.

“Excluded Amounts” means (a) any amount received in the Collection Account with respect to any Collateral Asset included as part of the Collateral, which amount is attributable to the payment of any Taxes, fees or other charges imposed by any Governmental Authority on such Collateral Asset or on any underlying asset securing such Collateral Asset and (b) any amount received in the Collection Account (or other applicable account) representing (i) any amount representing a reimbursement of insurance premiums, (ii) any escrows relating to Taxes, insurance and other amounts in connection with Collateral Assets which are held in an escrow account for the benefit of the Obligor and the applicable secured party pursuant to escrow arrangements under a Related Document, (iii) any amount received in the Collection Account with respect to any Collateral Asset sold or transferred by the Borrower pursuant to Section 10.01 to the extent such amount is attributable to a time after the effective date of such replacement or sale, (iv) any interest accruing on a Collateral Asset prior to the related purchase date that was not purchased by the Borrower and is for the account of the Person from whom the Borrower purchased such Collateral Asset, and (v) any amounts deposited into the Collection Account manifestly in error, in each case of clauses (a) and (b), to the extent paid on behalf of the Borrower from equity contributions.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party: (a) Taxes imposed on or measured by a Secured Party’s net income (however denominated), franchise Taxes imposed on a Secured Party, and branch profits Taxes imposed on a Secured Party, in each case, (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such Secured Party is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of any Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender becomes a party hereto or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 13.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Secured Party’s failure to comply with Section 13.03(g), and (d) Taxes imposed under FATCA.

“Existing Lender” has the meaning assigned to such term in Section 13.06(g). “Facility Amount” means (a) on or prior to the Facility Termination Date, an amount equal to the Maximum Facility Amount and (b) following the Facility Termination Date, the outstanding principal balance of all of the Advances.

“Facility Documents” means this Agreement, the Notes, the Account Control Agreement, the Collateral Agent Fee Letter, the Custodian Agreement, the ~~Lender Fee Letter, the~~ BNP Fee Letter, the Contribution Agreement and any other security agreements and other instruments entered into or delivered by or on behalf of the Borrower (if any) pursuant to Section 5.01(c) to create, perfect or otherwise evidence the Collateral Agent’s security interest in the Collateral and any other document as agreed between the Administrative Agent and the Borrower to be a Facility Document.

“Facility Increase” has the meaning assigned to such term in Section 2.19(a). “Facility Increase Request” means the notice in the form of Exhibit K pursuant to which the Borrower requests an increase of the Maximum Facility Amount in accordance with Section 2.19.

“Facility Reduction Fee” has the meaning assigned to such term in ~~the Lender Fee Letter~~Section 2.07(d).

“Facility Termination Date” means the last day of the Reinvestment Period. “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any period, the greater of (a) 0% and (b) a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that, if at any time a Lender is borrowing overnight funds from a Federal Reserve Bank that day, the Federal Funds Rate for such Lender for such day shall be the average rate per annum at which such overnight borrowings are made on that day as promptly reported by such Lender to the Borrower and the Agents in writing. Each determination of the Federal Funds Rate by a Lender pursuant to the foregoing proviso shall be conclusive and binding except in the case of manifest error.

“Fee Basis Amount” means, for any Payment Date, an amount equal to the Aggregate Principal Balance.

“Final Maturity Date” means the earlier to occur of (i) the Business Day 12 months after the last day of the Reinvestment Period and (ii) the date on which the Final Maturity Date is declared pursuant to Section 6.01.

“Finance Lease”: Any transaction in which the obligations of a lessee to pay rent or other amounts under a lease are on a triple net basis and are required to be classified and accounted for as a capital lease on the balance sheet of such lessee under GAAP. A Finance Lease shall not include obligations structured to comply with foreign law or religious restrictions, including, but not limited to, Islamic Shari’ah.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“First Amendment Effective Date” means October 21, 2025.

“First Lien BSL” means a First Lien Loan that is a Broadly Syndicated Loan. “First Lien Loan” means any Collateral Asset (for purposes of this definition, a “loan”) that meets the following criteria:

(a)            is not (and is not expressly permitted by its terms to become) subordinate to any obligation of the obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings (other than pursuant to a Permitted Lien, a Permitted Working Capital Lien and customary waterfall provisions contained in the applicable loan agreement or indenture);

(b)            is secured by a pledge of collateral, which security interest is (i) validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable credit agreement that are reasonable for similar Collateral Assets, Permitted Working Capital Liens and liens accorded priority by law in favor of any Governmental Authority) or (ii)(1) validly perfected and second priority in the accounts, documents, instruments, chattel paper, letter-of-credit rights, supporting obligations, deposit accounts, investments accounts (as such terms are defined in the UCC) and any other assets securing any Working Capital Revolver under Applicable Law and proceeds of any of the foregoing (a first priority lien on such assets, a “Permitted Working Capital Lien”) and (2) validly perfected and first priority (subject to liens permitted under the related underlying instruments that are reasonable and customary for similar Collateral Assets and liens accorded priority by law in favor of any Governmental Authority) in all other collateral under Applicable Law; and

(c)            the Servicer determines in good faith that the value of the collateral for such Collateral Asset (including based on enterprise value) on or about the time of acquisition equals or exceeds the outstanding principal balance of the Collateral Asset plus the aggregate outstanding balances of all other Collateral Assets of equal or higher seniority secured by a first priority Lien over the same collateral.

“Floor” means a rate of interest equal to 0.0%.

“Foreign Lender” means a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“FRB” has the meaning specified in the definition of Deliver.

“Fundamental Amendment” means any amendment, modification, waiver or supplement of or to this Agreement that would (a) increase or extend the term of the Individual public policy, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof.

“Lender” means each Person listed on Schedule 1 and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

~~“Lender Fee Letter” means that certain fee letter, dated as of the Closing Date, by and among the Lenders party thereto, the Structuring Agent, the Borrower and the Servicer and any other fee letter between a Lender, the Borrower and the Servicer.~~

“Liabilities” means all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable and documented out-of-pocket fees and expenses of agents, experts and outside attorneys) and disbursements of any kind or nature whatsoever.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement, charge or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing authorized by the Borrower of any financing statement under the UCC or comparable law of any jurisdiction).

“Lien Release Dividend” has the meaning assigned to such term in Section 10.3(e).

“Lien Release Dividend Date” has the meaning assigned to such term in Section 10.3(e).

“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement, dated as of the Closing Date, of the Borrower.

“Majority Lenders” means, at any time, (a) Lenders having Percentages aggregating greater than or equal to 50% and (b) the Administrative Agent; provided that, in addition to the foregoing, Percentages owing to Defaulting Lenders shall be disregarded for the purposes of this definition

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Markit Depth” means the “Depth” published by IHS Markit as part of its liquidity services market pricing data (to be provided to the Collateral Agent by the Servicer or, so long as the Servicer does not have access to Markit pricing data, the Administrative Agent).

“Markit Liquidity Score” means the liquidity score published by IHS Markit as part of its liquidity services market pricing data (to be provided to the Collateral Agent by the Servicer or, so long as the Servicer does not have access to Markit pricing data, the Administrative Agent).

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or operations of the Borrower or the Servicer either individually or taken as a whole, (b) the validity or enforceability of this Agreement or any other Facility Document or the validity, enforceability or collectability of the Collateral Assets or the Related Documents generally or any material portion of the Collateral Assets or the Related Documents, (c) the rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties with respect to matters arising under this Agreement or any other Facility Document, (d) the ability of each of the Borrower or the Servicer to perform its obligations under any Facility Document to which it is a party, or (e) the status, existence, perfection, priority or enforceability of the Collateral Agent’s Lien on the Collateral.

“Maximum Available Amount” means, on any date of determination, an amount equal to the lesser of:

(a)            the Maximum Facility Amount at such time; and

(b)            the Borrowing Base (calculated after giving effect to the deposit or investment of such borrowed funds on the borrowing date).

“Maximum Facility Amount” means (i) from the Closing Date to but excluding the First Amendment Effective Date, $500,000,000 and (ii) on and after the First Amendment Effective Date, $1,000,000,000, as increased from time to time in connection with any Facility Increase.

“Measurement Date” means (a) the Closing Date, (b) each Borrowing Date, (c) each Payment Date Report Determination Date and (d) each other date reasonably requested by the Administrative Agent.

“Mezzanine Obligations” means unsecured obligations that are contractually subordinated in right of payment to other debt of the same issuer.

“Money” has the meaning specified in Section 1-201(24) of the UCC. “Moody’s” means Moody’s Investors Service, Inc., together with its successors. “Moody’s Rating” has the meaning specified in Schedule 10 hereto.

“Moody’s RiskCalc” has the meaning specified in Schedule 8 hereto.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001 (a)(3) of ERISA that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“MV Asset Value” means, for any Collateral Asset, as of any date of determination the Pricing Service Price obtained by the Servicer; provided that, such price may, but is not required to, be adjusted by the Administrative Agent in its reasonable discretion based

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Qualified Institution” means a depository institution, bank or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (a)(i) that has either (A) a long-term issuer or unsecured debt rating of “A-” or better by S&P and a long-term deposit rating of “A2” or better by Moody’s or (B) a short-term issuer or unsecured debt rating or deposit rating of “A-2” or better by S&P or “P-1” or better by Moody’s, (ii) the parent corporation of which has either (A) a long-term issuer or unsecured debt rating of “A-” or better by S&P or a long-term deposit rating of “A2” or better by Moody’s or (B) a short-term issuer or unsecured debt rating or deposit rating of “A-2” or better by S&P or “P-1” or better by Moody’s or (iii) is otherwise acceptable to the Administrative Agent and (b) the deposits of which are insured by the Federal Deposit Insurance Corporation.

“Qualified Purchaser” has the meaning assigned to such term in Section 13.06(e).

“Recipient” means the Collateral Agent and each Lender.

“Reduction” has the meaning assigned to such term in Section 2.07(d).

“Register” has the meaning assigned to such term in Section 13.06(d). “Registered”: means a debt obligation that is in registered form within the meaning of the Code.

“Regulation T,” “Regulation U” and “Regulation X” mean Regulation T, U and X, respectively, of the Federal Reserve Board, as in effect from time to time.

“Reinvestment Period” means (i) from the Closing Date to but excluding the First Amendment Effective Date, the period from and including the Closing Date to and including the earlier of (a) November 26, 2027 and (b) the date of the termination of the Individual Lender Maximum Funding Amounts pursuant to Section 6.01~~.~~ and (ii) on and after the First Amendment Effective Date, the period from the First Amendment Effective Date to and including the earlier of (a) October 21, 2028 and (b) the date of the termination of the Individual Lender Maximum Funding Amounts pursuant to Section 6.01.

“Related Documents” means, with respect to any Collateral Asset, (i) the loan, note or credit agreement evidencing such Collateral Asset, (ii) the principal security agreement, and (iii) if the same can be obtained without undue expense or effort, all other documents evidencing, securing, guarantying, governing or giving rise to such Collateral Asset but, for the avoidance of doubt, excluding immaterial certificates, notices and other ancillary documentation.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board of the Federal Reserve Bank of New York, or any successor thereto.

“Retained Interest” has the meaning assigned to such term in Section 13.22(a).

“Retention Basis Amount” means the nominal value of all Collateral Assets held by the Borrower from time to time.

“Retention Holder Originated Collateral Asset” means (a) a Collateral Asset which the Equityholder, itself or through related entities, directly or indirectly, was involved in the original agreement which created the obligations or potential obligations of the debtor or potential debtor giving rise to such Collateral Asset; or (b) a Collateral Asset which the Equityholder purchased on its own account before transferring it to the Borrower.

“Revaluation Event” means, with respect to any Collateral Asset as of any date of determination, the occurrence of any one or more of the following events after the date on which such Collateral Asset is acquired by the Borrower (any of which, for the avoidance of doubt, may occur more than once):

(a)            such Collateral Asset has (i) a Moody’s Rating of “Caa1” or lower or (ii) an S&P Rating of “CCC+” or lower; provided that, any Collateral Asset with a Moody’s Rating of “Caa1” or lower or an S&P Rating of “CCC+” or lower at the time such Collateral Asset is acquired by the Borrower shall be subject to a Revaluation Event upon acquisition.

(b)            the MV Asset Value of such Collateral Asset is less than ~~the product of~~ (x) 80.0% multiplied by (y) the lesser of (A) 100% and (B) the Purchase Price of ~~such Collateral Asset~~ 80.0%; or

(c)            the Weighted Average MV Asset Value of all of the Collateral Assets ~~is less than the product of (x) 80.0% multiplied by (y) (A) for each Collateral Asset, the sum of (a) the lesser of (i) 100% and (ii) the Purchase Price of each such Collateral Asset multiplied by (b) the Principal Balance of each such Collateral Asset, divided by (B) the Aggregate Principal Balance of the Collateral Assets~~(including each potential Collateral Asset that the Borrower has entered into a binding commitment to purchase that has not yet settled but excluding any Asset that has never been an Eligible Collateral Asset) is less than 80.0%; provided that, for the avoidance of doubt, a Revaluation Event pursuant to this clause (c) shall constitute a Revaluation Event for all Eligible Collateral Assets.

“S&P” means S&P Global Ratings, a Standard & Poor’s Financial Services, LLC business.

“S&P Rating” has the meaning specified in Schedule 11 hereto.

“Sale Settlement Condition” means, with respect to any binding commitment of the Borrower to sell a Collateral Asset, a condition that is beyond the control of the Borrower and/or the Servicer, as certified in writing by the Servicer to the Administrative Agent, which has resulted in the settlement of such sale not occurring within 30 days of the date of the Borrower entering into such binding commitment to sell.

United States of America other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.

“Uncertificated Security” has the meaning specified in Section 8-102(a)(18) of the UCC.

“Underlying Assets” means, with respect to a Collateral Asset, any property or other assets designated and pledged as collateral to secure repayment of such Collateral Asset, including to the extent provided for in the relevant Related Documents, a pledge of the stock, membership or other ownership interests in the related Obligor and all Proceeds from any sale or other disposition of such property or other assets.

“Unused Amount” means, on any date of determination, an amount equal to (x) (i) from the Closing Date to but excluding the three-month anniversary of the First Amendment Effective Date, $500,000,000 and (ii) on and after the three-month anniversary of the First Amendment Effective Date, the Maximum Facility Amount minus (y) the aggregate principal amount of the Advances then outstanding hereunder, in each case, on such date.

“Unused Fee” means, on any date of determination, a fee payable to the Lenders quarterly in arrears equal to the sum of the products calculated with respect to each day from and including the three-month anniversary of the Closing Date, to but excluding the Facility Termination Date, of (A) the Unused Amount as of such date, (B) the applicable percentage set forth in the table below and (C) 1 divided by 360.

From the three-month anniversary of the Closing Date to but excluding the three-month anniversary of the First Amendment Effective Date, the following table shall be used to determine the applicable percentage for clause (B) of the definition of “Unused Fee”:

~~“Unused Fees” has the meaning assigned to such term in the Lender Fee Letter.~~

Unused Amount	Unused Fee
Greater than 50% of $500,000,000	0.70%
Less than or equal to 50% of $500,000,000 and greater than 25% of $500,000,000	0.35%
Less than or equal to 25% of $500,000,000	0.00%

On and after the three-month anniversary of the First Amendment Effective Date, the following table shall be used to determine the applicable percentage for clause (B)  of the definition of “Unused Fee”:

Unused Amount	Unused Fee
Greater than 50% of the Maximum Facility Amount	0.70%
Less than or equal to 50% of the Maximum Facility Amount and greater than 25% of the Maximum Facility Amount	0.40%
Less than or equal to 25% of the Maximum Facility Amount	0.00%

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime”: Each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 13.03(g)(iii).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Weighted Average MV Asset Value” means, on any date with respect to all of the Collateral Assets, the value obtained by (x) summing the products obtained by multiplying (a) the MV Asset Value at such time of each such Collateral Asset by (b) the Principal Balance of such Collateral Asset and (y) dividing such sum by the Aggregate Principal Balance at such time of all Collateral Assets.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital Revolver” means a revolving lending facility secured on a first lien basis solely by all or a portion of the current assets of the related obligor, which current assets subject to such security interest do not constitute a material portion of the obligor’s total assets (it being understood that such revolving lending facility may be secured on a junior lien basis by other assets of the related obligor).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time in relation to any Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.

(l)             For purposes of calculating compliance with any test under this Agreement in connection with the acquisition or disposition of a Collateral Asset or Eligible Investment, the trade date (the “Trade Date”) (and not the settlement date) with respect to any such Collateral Asset or Eligible Investment under consideration for acquisition or disposition shall be used to determine whether such acquisition or disposition is permitted hereunder.

ARTICLE II

ADVANCES

Section 2.01         Revolving Credit Facility. On the terms and subject to the conditions hereinafter set forth, including Article III, each Lender severally agrees to make available to the Borrower a revolving credit facility providing for Advances from time to time in Available Currencies on any Business Day during the Reinvestment Period, on a pro rata basis in each case in an aggregate principal amount at any one time outstanding up to but not exceeding such Lender’s Individual Lender Maximum Funding Amount and, as to all Lenders, in an aggregate principal amount at any one time outstanding up to but not exceeding the Maximum Available Amount as then in effect.

Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) Advances under this Section 2.01 and prepay Advances under Section 2.06.

Section 2.02         [Reserved].

Section 2.03         Making of the Advances. (a) If the Borrower desires an Advance under this Agreement, it shall give the Collateral Agent and the Administrative Agent (with a copy to each Lender) a written notice (each, a “Notice of Borrowing”) for such Advance (which notice shall be irrevocable and effective upon receipt) not later than (x) for an Advance denominated in Dollars for Requested Amounts of less than or equal to $200,000,000, 2:00 p.m. at least one (1) Business Day prior to the day of the requested Advance and (y) for an Advance denominated in Dollars for Requested Amounts of greater than $200,000,000 or for an Advance denominated in any Available Currency other than Dollars, 2:00 p.m. at least two (2) Business Days prior to the day of the requested Advance; provided that in connection with a request for an Advance denominated in an Available Currency other than Dollars, the Borrower shall notify the Administrative Agent of such proposed Advance, the relevant Available Currency and the proposed date of borrowing, and the Administrative Agent shall provide a schedule, which schedule shall become part of this Agreement as Schedule 15 upon mutual agreement of the Borrower and the Administrative Agent and delivery to the other parties hereto, which shall set forth the relevant terms, including the Benchmark and other applicable terms, for making of Advances in such Available Currency at such time. To the extent any terms set forth in Schedule 15 with respect to an Available Currency are inconsistent with any other terms set forth in this Agreement, the terms set forth on Schedule 15 shall control.

Each Notice of Borrowing shall be substantially in the form of Exhibit B, dated the date the request for the related Advance is being made, signed by a Responsible Officer of

(c)             Additional Prepayment Provisions. Each prepayment pursuant to this Section 2.06 shall be subject to Sections 2.05(c) and 2.11 and applied to the Advances in accordance with the Lenders’ respective Percentages.

Section 2.07         Changes of Individual Lender Maximum Funding Amounts.

(a)            Automatic Reduction and Termination. The Individual Lender Maximum Funding Amounts of each Lender shall be automatically reduced to zero at 5:00 p.m. on the Facility Termination Date.

(b)            At any time after the Closing Date, the Borrower shall have the right to terminate or reduce the unused amount of the Facility Amount at any time or from time to time concurrently with the payment of any applicable Facility Reduction Fee payable in connection therewith upon not less than two (2) Business Days’ prior notice to the Collateral Agent, the Lenders and the Administrative Agent of each such termination or reduction, which notice shall specify the effective date of such termination or reduction and the amount of any such reduction; provided that (i) the amount of any such reduction of the Facility Amount shall be equal to at least $500,000 or an integral multiple of $100,000 in excess thereof or, if less, the remaining unused portion thereof and (ii) no such reduction will reduce the Facility Amount below the aggregate principal amount of Advances outstanding at such time. Such notice of termination or reduction shall be irrevocable and effective only upon receipt and shall be applied pro rata to reduce the respective Individual Lender Maximum Funding Amounts of each Lender. Except as otherwise set forth herein, upon the occurrence of the Collection Date, this Agreement shall terminate automatically.

(c)            Effect of Termination or Reduction. The Individual Lender Maximum Funding Amounts of the Lenders once terminated or reduced may not be reinstated. Each reduction of the Facility Amount pursuant to this Section 2.07 shall be applied ratably among the Lenders in accordance with their respective Individual Lender Maximum Funding Amounts.

(d)            Facility Reduction Fee. In the event that (i) the Borrower terminates or reduces the Facility Amount at any time prior to the Facility Termination Date pursuant to Section 2.07(b) above, where such termination or reduction causes the Facility Amount to be less than (x) from the Closing Date to but excluding the First Amendment Effective Date, the Maximum Facility Amount as of the Closing Date or (y) on and after the First Amendment Effective Date, the Maximum Facility Amount as of the First Amendment Effective Date, or (ii) the Final Maturity Date occurs pursuant to Section 6.01 hereof (any such termination or reduction of the Facility Amount under (i) or occurrence of the Final Maturity Date under (ii), a “Reduction”), then, in each case, the Borrower agrees to pay to the Lenders a one-time fee (the “Facility Reduction Fee”) on the date of such Reduction, equal to the cumulative amount of the Unused Fee that would have been payable from and including the date of such Reduction to but excluding the date pursuant to clause (a) of the Reinvestment Period definition, corresponding to (x) in the case of a termination or reduction to the Facility Amount as per clause (i) above, the amount of such termination or reduction; provided, that no such fee shall be payable in respect of any such termination or, reduction pursuant to clause (i) above that occurs on or after the date that is six months prior to the Facility Termination Date or (y) in the case of the occurrence of the Final Maturity Date pursuant to clause (ii) above, the Facility Amount.

Section 2.08         Maximum Lawful Rate. It is the intention of the parties hereto that the interest on the Advances shall not exceed the maximum rate permissible under Applicable Law. Accordingly, anything herein or in any Note to the contrary notwithstanding, in the event any interest is charged to, collected from or received from or on behalf of the Borrower by the Lenders pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts then due and owing by the Borrower to the Secured Parties under this Agreement (other than in respect of principal of and interest on the Advances) and then to the reduction of the outstanding principal amount of the Advances of the Borrower.

Section 2.09         Several Obligations. The failure of any Lender to make any Advance to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Advance on such date. No Agent shall be responsible for the failure of any Lender to make any Advance, and no Lender shall be responsible for the failure of any other Lender to make an Advance required to be made by such other Lender.

Section 2.10         Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, compulsory loan, insurance charge, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Affected Person;

(ii)            subject any Affected Person to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Affected Person or any market relevant to any Applicable Index any other condition, cost or expense (other than Taxes), affecting this Agreement or Advances made by such Affected Person by reference to the Applicable Index or any participation therein;

and the result of any of the foregoing shall be to increase the cost to such Affected Person of making, continuing, converting into or maintaining any Advance made by reference to an Applicable Index (or of maintaining its obligation to make any such Advance) or to reduce the amount of any sum received or receivable by such Affected Person hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered as specified in a certificate delivered to the Borrower pursuant to clause (c) of this Section 2.10.

(b)            Capital Requirements. If any Affected Person determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the

(q)            Investment Company Act. It (i) is not required to register as an “investment company” under the Investment Company Act and (ii) has elected to be regulated as a “business development company” for purposes of the Investment Company Act.

ARTICLE V

COVENANTS

Section 5.01         Affirmative Covenants of the Borrower. The Borrower covenants and agrees that, until the Collection Date:

(a)            Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (iv) comply with the terms and conditions of each Facility Document to which it is a party, its Constituent Documents and each Related Document to which it is a party and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents to which it is a party, its Constituent Documents and the Related Documents to which it is a party, except, in the case of this clause (v), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)            Enforcement.

(i)             It shall not take any action that would release any Obligor from any of such Obligor’s material covenants or obligations under any instrument or agreement included in the Collateral, except in the case of (A) repayment of Collateral Assets, (B) subject to the terms of this Agreement, (1) amendments to Collateral Assets in accordance with the Servicing Standard and (2) actions taken in connection with the work out or restructuring of any Collateral Asset in accordance with the provisions hereof, and (C) other actions by the Servicer required hereby or otherwise to the extent not prohibited by, or in conflict with, this Agreement.

(ii)            It will perform all of its obligations and agreements contained in this Agreement or any other Facility Document to which such Person is a party.

(c)            Further Assurances. It shall promptly upon the reasonable request of either Agent or the Required Lenders (through the Administrative Agent), at its expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Collateral Agent’s first-priority (subject to Permitted Liens) perfected security interest in the Collateral pledged by the Borrower for the benefit of the Secured Parties free and clear of any Liens (other than Permitted Liens). At the request of either Agent or the Required Lenders

(p)            (i) the Internal Revenue Service shall file notice of a Lien pursuant to Section 6321 of the Code with regard to any asset of the Borrower and such Lien shall not have been released within five (5) Business Days or (ii) the PBGC shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any asset of the Borrower and such Lien shall not have been released within five (5) Business Days;

(q)            the failure of the Borrower or any of the Borrower’s subsidiaries to make any payment when due (after giving effect to any related grace period set forth in the related agreements) under one or more agreements for borrowed money to which it is a party in an amount in excess of the Dollar Equivalent of $250,000, with respect to the Borrower, whether or not such failure is waived pursuant to the related agreement;

(r)             the Borrower shall have made payments to settle any litigation, claim or dispute totaling more than, in the aggregate, the Dollar Equivalent of $250,000, with respect to the Borrower and its subsidiaries (net of amounts covered by insurance);

(s)             the Borrower shall fail to qualify as a bankruptcy-remote entity based on customary criteria such that Borrower’s special counsel or any other reputable counsel could no longer render a substantive non-consolidation opinion with respect to the Borrower;

(t)             the Change of Control of the Borrower;

(u)            ~~the failure of the Equityholder to maintain its status as a registered investment company under the Investment Company Act~~[reserved]; and

(v)            the Borrower’s assets (or the Collateral) constitute “plan assets” for purposes of the Plan Asset Rule.

Upon a Responsible Officer of the Borrower or the Servicer obtaining actual knowledge of the occurrence of an Event of Default, each of the Borrower and the Servicer shall promptly (and in any event within two (2) Business Days) notify each other and the Agents, specifying each specific Event of Default that has then occurred as well as all other Events of Default that are then known to be continuing. Upon the occurrence of an Event of Default or an EOD OC Ratio Breach actually known to a Responsible Officer of the Collateral Agent, the Collateral Agent shall promptly (and in any event within two (2) Business Days) notify the Administrative Agent (which will notify the Lenders promptly) of such Event of Default or EOD OC Ratio Breach in writing.

Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Facility Documents, including Article VII, and the rights and remedies of a secured party under Applicable Law, including the UCC, the Administrative Agent shall, at the request of, or may with the consent of, the Majority Lenders, by written notice to the Borrower (with a copy to the Collateral Agent), do any one or more of the following: (1) declare the Individual Lender Maximum Funding Amounts to be terminated, whereupon the Individual Lender Maximum Funding Amounts shall be terminated, and (2) declare the principal of and the accrued Interest on the Advances and all other Obligations whatsoever payable by the Borrower hereunder to be forthwith due and Affiliates of the Servicer) of the Administrative Agent, subcontract with any other Person for performing the Servicing Duties; provided that (i) the Servicer shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to any such Person, (ii) the Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Servicer pursuant to the terms hereof without regard to any subcontracting arrangement and (iii) any such subcontract shall be terminable upon the occurrence of a Servicer Removal Event.

(f)             Waiver. The Borrower acknowledges that, after delivery of a Servicer Removal Notice and appointment as a Replacement Servicer pursuant to this Section 11.01, the Administrative Agent or any of its Affiliates may act as the Replacement Servicer, and the Borrower waives any and all claims against the Administrative Agent, each Lender or any of their respective Affiliates, the Collateral Agent and any of its Affiliates and the Servicer (other than claims relating to such party’s failure to act in accordance with the standard of care set forth herein, gross negligence or willful misconduct) relating in any way to the custodial or collateral administration functions having been performed by the Administrative Agent or any of its Affiliates in any capacity hereunder in accordance with the terms and provisions set forth in the Facility Documents.

(g)            No Assignment. Notwithstanding anything to the contrary herein, the Servicer may not assign this Agreement without the consent of the Administrative Agent and the Required Lenders (such consent not to be unreasonably withheld), except that no such consent is required for an assignment to an Affiliate (i) that has substantially the same personnel as the Servicer and (ii) that has substantially the same or greater Tangible Net Worth as the Servicer.

Section 11.02       Duties of the Servicer.

(a)            Duties. The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to perform the Servicing Duties in accordance with Applicable Law and the Servicing Standard. Prior to the delivery of a Servicer Removal Notice, but subject to the terms of this Agreement (including Section 11.04 and Article VI), the Servicer has the sole and exclusive authority to make any and all decisions with respect to the Collateral and take or refrain from taking any and all actions with respect to the Collateral in respect of the Servicing Duties. For the avoidance of doubt, the Servicer’s actions in performing the Servicing Duties shall not include activities of an investment adviser (as such term is interpreted under the Investment Company Act or the Investment Advisers Act of 1940, as amended). All decisions regarding the investment, reinvestment, holding or disposition of any of the Collateral or other assets held by Borrower shall be made by Ares ~~Strategic Income Fund~~Capital Management LLC in its capacity as investment adviser to the ~~Borrower~~Servicer. No Replacement Servicer shall have any right to act hereunder except to perform the Servicing Duties. Without limiting the foregoing, the duties of the Servicer shall include the following (to the extent required under the terms of this Agreement) (collectively, the “Servicing Duties”):

(i)             supervising the Collateral, including communicating with Obligors, and collecting on the Collateral;

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ASIF FUNDING III, LLC, as Borrower

By:
Name:
Title:

ARES STRATEGIC INCOME FUND, as Equityholder and as Servicer

By:
Name:
Title:

BNP PARIBAS, as Administrative Agent and a Lender

By:
Name:
Title:

By:
Name:
Title: